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                                                                    EXHIBIT 10.7

                          ALNYLAM PHARMACEUTICALS, INC.
                               790 MEMORIAL DRIVE
                               CAMBRIDGE, MA 02139

October 30, 2002

John Maraganore                           VIA FEDERAL EXPRESS
c/o Oberoi Hotel
Baie Aux Tortues
Pointe Aux Piments
Mauritius

Dear John:

      I am very pleased to provide you with a summary of the terms and conditions of your anticipated employment by Alnylam Pharmaceuticals, Inc. ("Alnylam" or the "Company"). The following sets forth the proposed terms and conditions of your offer of employment. We hope that you choose to join the Alnylam team and look forward to a mutually beneficial relationship under your stewardship.

1. POSITION. You will be the Company's Chief Executive Officer and President. At the first meeting of the Board of Directors ("Board") following your start date, you will be elected to the Board. As the Alnylam executive charged with oversight for day to day operation of the Company, we expect that you will perform any and all duties and responsibilities normally associated with such positions and any other special responsibilities delegated by the Board in a stellar manner and to the best of your abilities at all times. Your performance will be reviewed formally on an annual basis in conjunction with an annual salary review.

2. STARTING DATE; COMMENCEMENT BONUS. If you accept this offer, your employment with Alnylam will begin on December 9th, 2002. You will be expected to devote all of your working time to the performance of your duties at Alnylam throughout your employment. You will receive a commencement bonus of $50,000, minus customary deductions for payroll taxes on January 3, 2003; provided you agree to repay such commencement bonus upon the termination of your employment if you resign your employment within two years following your start date, unless such resignation is for Good Reason. For purposes of this offer, Good Reason shall be defined as involuntary demotion from the positions of Chief Executive Officer and President, reduction in your base pay rate unless such occurs in connection with the reduction of the base pay rates of other senior executives or relocation of your primary work location to a location more than 100 miles from the immediately prior location.

3. COMPENSATION, EQUITY AND BENEFITS. Your initial base pay shall be at an annualized rate of $370,000 per year, minus customary deductions for federal and state taxes and the like. Your base pay rate will be reviewed on an annual basis by the Board, following completion of your first full calendar year of employment with the Company, for each year that you are
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employed by the Company. Assuming you are still employed by Alnylam, you will also be eligible to receive an Annual Bonus for each calendar year you are employed by the Company. The award and amount of any Annual Bonus shall be determined by the Board based on your job performance and the overall performance of the Company, measured against goals that are mutually agreed upon in advance by you and the Company. The bonus target for each year will be 35% of your annualized base pay rate, and the amount of any Annual Bonus for 2002 shall be pro-rated based on the portion of 2002 during which you are actually employed by Alnylam.

      Subject to approval by the Board (or an appropriate Committee appointed by the Board), Alnylam will grant you 610,000 stock options in Alnylam at an exercise price of $0.25 per share, which the Board has determined to be the current fair market value of the Company's Common Stock, pursuant to the terms of a formal stock option agreement and the Company's option plan. Such options shall be incentive stock options to the extent legally permissible, with 25% of such options, to vest on the first anniversary of your start date and the remaining options to vest in equal quarterly tranches over the three year period thereafter, assuming you are still employed by the Company. It is anticipated that the Board will grant such options within 30 days following your start date (the "Initial Options").

      In addition to the Initial Options, and subject to approval by the Board (or an appropriate Committee appointed by the Board), Alnylam will grant you 183,000 non-qualified stock options in Alnylam at an exercise price of $0.25 per share, pursuant to the terms of a formal stock option agreement and the Company's option plan. Such options shall be incentive stock options to the extent legally permissible, which will depend of the vesting schedule of other options granted to you. Assuming you are still employed by the Company, 50% of such stock options shall vest if and when the Company executes a Significant Strategic Alliance Agreement prior to the third anniversary of your start date, and the other 50% of such stock options shall vest in equal quarterly tranches over the four year period thereafter, provided that all such options shall vest on the seventh anniversary of your start date, if and to the extent that they have not vested earlier, assuming you are still employed by the Company. For purposes of this offer, Significant Strategic Alliance Agreement shall be defined as an agreement between Alnylam and a pharmaceutical company for the development of one or more siRNA therapeutics which is executed prior to the third anniversary of your start date and entails research payments, license fees and equity purchases paid to Alnylam and the value of product rights granted to the Company collectively in excess of $10,000,000 over a period of no more than three years. The value of product rights granted to the Company will be determined in good faith by the Board, and will be binding and conclusive on the Company and you. It is anticipated that the Board will grant such options within 30 days following your start date (the "Strategic Alliance Options").

      The Initial Options and the Strategic Alliance Options (if a Significant Strategic Alliance has previously been consummated) shall accelerate fully upon the occurrence of a Change in Control, as defined in the Company's stock option plan.

      In addition to base pay, bonuses and the foregoing stock options, you will be entitled to take advantage of any benefits offered by Alnylam, including, without limitation, periodic grants of additional stock options if the Company adopts a policy of periodic grants of stock options to senior executives, to the same extent as such benefits are offered to other Alnylam senior executives. Alnylam benefits, of course, maybe modified or changed from time to time at the


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sole discretion of the Company, and where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

4. WORK ELIGIBILITY. Your employment with Alnylam is conditioned on your eligibility to work in the United States. On your first day, you must complete an I-9 Form and provide the Company with any of the accepted forms of identification specified on the I-9 Form. A copy of an I-9 Form is enclosed for your information.

5. CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Given the confidential nature of various aspects of our business, you may not discuss the fact or terms of this offer or any employment discussions with anyone other than members of the Board, members of your immediate family (and, if relevant, your financial advisor or lawyer) or me. In addition, you agree to sign and return the Company's agreement relating to confidentiality, inventions and non-competition by no later than your start date as a condition of this offer of employment. A copy of that agreement is enclosed.

      The Company agrees not to make any public disclosure of your employment until your start date, except as you may otherwise agree. At your request, the Company will coordinate with your present employer regarding the public announcement of your employment by the Company.

6. MISCELLANEOUS. This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with Alnylam. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with Alnylam shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

      You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein. This offer will expire on November 15, 2002, unless accepted by you prior to such date. I am excited to offer you the opportunity to join Alnylam, and we look forward to having you aboard. We are confident that you will make important contributions to our unique and exciting enterprise.

                                    Sincerely,


                                    John K. Clarke
                                    Chairman of the Board


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Acknowledgment:

      I, John Maraganore, have read, understand, and accept employment on the terms and conditions outlined in this letter. I am not relying on any representations made to me by anyone other than as set forth above.

   /s/ John Maraganore
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Signature

     11/19/02
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Date


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